UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

Lyondell Chemical Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On October 4, 2007, Lyondell Chemical Company issued the following press release.

NEWS RELEASE

For information, contact:
Media – Lisa M. Walsh (713) 309-4890
Investors – Douglas J. Pike (713) 309-7141

   Lyondell Declares Conditional Quarterly Dividend

     HOUSTON (Oct. 4, 2007) – On Oct. 4, 2007, the Board of Directors of Lyondell Chemical Company (NYSE: LYO) declared a conditional quarterly dividend of $0.225 per share of common stock to stockholders of record as of the close of business at 5 p.m. EST on Nov. 26, 2007 (“Record Date”).
     On July 17, 2007, Basell and Lyondell entered into a definitive merger agreement that would result in each holder of Lyondell common stock receiving $48 per share in cash merger consideration and Lyondell becoming a wholly owned subsidiary of Basell. A special meeting of Lyondell shareholders has been called for Nov. 20, 2007 to vote on the merger proposal. While the closing date of the merger has yet to be determined, we are working toward a completion date in the fourth quarter of 2007, although there can be no assurance regarding the exact timing.
     The dividend will be payable on Dec. 17, 2007 (“Payment Date”) only if the merger has not closed on or prior to the Record Date. If the closing of the merger occurs after the Record Date, the dividend will be paid on the Payment Date to persons who were holders of record on the Record Date, even if the closing were to occur before the Payment Date. If the merger closes on or prior to the Record Date, Lyondell shareholders will receive the merger consideration, but no dividend will be paid.
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Lyondell Chemical Company, headquartered in Houston, Texas, is North America's third-largest independent, publicly traded chemical company. Lyondell is a leading global manufacturer of chemicals and plastics, a refiner of heavy, high-sulfur crude oil and a significant producer of fuel products. Key products include ethylene, polyethylene, styrene, propylene, propylene oxide, gasoline, ultra low-sulfur diesel, MTBE and ETBE.

Additional Information and Where to Find It
In connection with the solicitation of proxies by Lyondell Chemical Company (the “Company”) with respect to the meeting of its stockholders regarding the proposed merger, the Company has filed a preliminary proxy statement and plans to file with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement.  STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE PRELIMINARY PROXY STATEMENT AND THE DEFINITIVE PROXY STATEMENT WHEN IT IS FINALIZED AND DISTRIBUTED TO THE STOCKHOLDERS BECAUSE EACH CONTAINS IMPORTANT INFORMATION. Stockholders will be able to obtain a free-of-charge copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s web site at http://www.sec.gov. Stockholders will also be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request by mail to Lyondell Chemical Company, Investor Relations, 1221 McKinney Street, Suite 700, Houston, Texas 77010, telephone (713) 309-4590, or from the Company’s web site at www.lyondell.com.

The Company and certain of its directors and executive officers may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of the persons who may be “participants” in the solicitation is set forth in the Company’s preliminary proxy statement and annual reports on Form 10-K (including any amendments thereto), previously filed with the SEC, and will be included in the definitive proxy statement and other relevant materials to be filed with the SEC when they become available.

SOURCE:  Lyondell Chemical Company

Lyondell Chemical Company
www.lyondell.com